Exhibit 4.8

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
DESCRIPTION OF COMMON STOCK

The following description includes summaries of the material terms of our amended and restated certificate of incorporation, our amended and restated by-laws and the applicable provisions of the Delaware General Corporation Law (the “DGCL”). For more information on how you can obtain our amended and restated certificate of incorporation and our amended and restated by-laws, copies of which have been filed with the Securities and Exchange Commission (“SEC”) as exhibits to the Annual Report on Form 10-K most recently filed by the registrant. We urge you to read our amended and restated certificate of incorporation and our amended and restated by-laws in their entirety.

General

Our amended and restated certificate of incorporation authorizes us to issue up to 400,000,000 shares of common stock, $0.01 par value per share and up to 100,000 shares of preferred stock, $0.01 par value per share.

Voting Rights

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the holders of our common stock, voting together as a single class, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors.

Dividends

Subject to the prior rights of holders of any then outstanding shares of preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors.

Liquidation

Subject to the prior rights of our creditors and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock, in the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders.

Certain Anti-Takeover Considerations

The following sets forth certain provisions of the DGCL, our amended and restated certificate of incorporation and our amended and restated by-laws. Banking laws also impose notice approval and ongoing regulatory requirements on any stockholder or other party that seeks to acquire direct or indirect “control” of an FDIC-insured depository institution. For additional information, see Part I, Item 1 of our Annual Report on Form 10-K most recently filed with the SEC.

Advance Notification Requirements

Our amended and restated certificate of incorporation and amended and restated by-laws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors.

Stockholder Meetings

Our amended and restated certificate of incorporation and amended and restated by-laws provide that special meetings of the stockholders may be called for any purpose or purposes at any time by (i) a majority of our board of directors, (ii) our Chief Executive Officer or President or (iii) a holder, or a group of holders, of capital stock holding 25.0% or more of the votes entitled to be cast by shares of our outstanding capital stock entitled to vote generally in the election of directors.

No Action by Stockholders Without a Meeting

Our amended and restated certificate of incorporation and amended and restated by-laws provide that stockholders are not entitled to act by written consent.

Amendments to our Amended and Restated By-Laws

Our board of directors, by the affirmative vote of at least a majority of the board of directors, has the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the by-laws. The by-laws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of a majority of the votes entitled to be cast by the shares of outstanding capital stock entitled to vote thereon, subject to a specified exception relating to indemnification and advancement of expenses.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless an entity’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation and amended and restated by-laws do not provide for cumulative voting in the election of directors.

Director Removal

Subject to applicable law and the rights, if any, of the holders of shares of preferred stock then outstanding, any director may be removed from office at any time by the affirmative vote of the holders of at least a majority in voting power of the issued and outstanding capital stock of the Company entitled to vote in the election of directors.

“Blank Check” Preferred Stock

Our amended and restated certificate of incorporation and amended and restated by-laws authorize the issuance of “blank check” preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors.

Section 203

We have elected to “opt out” of Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•before such date, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

•upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85.0% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

•any merger or consolidation involving the corporation and the interested stockholder;

•any sale, transfer, pledge, or other disposition of 10.0% or more of the assets of the corporation involving the interested stockholder;

•subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15.0% or more of the outstanding voting stock of the corporation.

A Delaware corporation may “opt out” of Section 203 with an expressed provision in its original certificate of incorporation or an expressed provision in its certificate of incorporation or by-laws resulting from amendments approved by holders of at least a majority of the corporation’s outstanding voting shares.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “BKU.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.